Exhibit 99.1

FOR RELEASE:	April 30, 2009
Lisa F. Campbell, Executive Vice President
Chief Operating Officer and Chief Financial Officer
(910) 892-7080; lisac@newcenturybanknc.com
www.newcenturybanknc.com

NEW CENTURY BANCORP REPORTS

FIRST QUARTER 2009 EARNINGS

DUNN, NC . . . New Century Bancorp (the “Company”—NASDAQ: NCBC), the holding company for New Century Bank, reported net income for the quarter ended March 31, 2009, of $408,000, compared to a net loss of $90,000 for the same period in 2008. Basic and diluted earnings per share for first quarter 2009 were $0.06 compared to ($0.01) for first quarter 2008.

As of March 31, 2009, the Company reported total assets of $628.7 million, total deposits of $523.5 million and total loans of $469.8 million. As of March 31, 2008, these figures stood at total assets of $603.4 million, total deposits of $508.9 million, and total loans of $446.7 million, for increases of 4.2%, 2.9%, and 5.2%, respectively, year-to-year. At December 31, 2008, total assets were $605.8 million, total deposits were $505.1 million and total loans were $460.6 million, meaning New Century experienced increases from quarter-to-quarter of 3.8%, 3.6%, and 2.0% respectively.

“In light of the current economy, we are pleased with our balance sheet growth in both a year-to-year and a linked quarter comparison,” said William L. Hedgepeth, president and CEO of New Century Bancorp and New Century Bank. “In addition, we have started the year with positive net income. In part, this is due to a stronger net interest margin at 3.26%—compared to 3.15% in first quarter 2008 and 3.07% in fourth quarter 2008—as well as a reduction in operating expenses. Total non-interest expenses were $3.9 million for first quarter 2009, compared to $4.1 million for both the first and fourth quarters of 2008. Both net interest margin and operating efficiency are key indicators we have focused on and we are particularly pleased to see the progress that has been made in those areas.

“There is no question that we, along with other banks, are dealing with difficult economic circumstances that continue to negatively impact the housing and real estate markets, lowering property values and presenting challenges regarding credit quality. This was reflected in the significant increase in the level of our loan charge-offs during the first quarter of 2009. However, we had provided for much of the loss associated with these specific charge-offs in our allowance for loan losses at the end of 2008. Therefore, the impact on our 2009 earnings was significantly less than the actual amounts charged-off during the quarter. Due largely to the charge-offs, the level of our nonperforming assets decreased by $1.1 million during the quarter. We will continue to be diligent in our efforts to monitor and improve the quality of our loan portfolio.”

New Century Bank is headquartered in Dunn and has offices in Dunn, Clinton (2), Fayetteville (2), Goldsboro, Lillington, Lumberton, Pembroke, and Raeford.

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Keywords: New Century Bancorp, New Century Bank, NCBC

The information as of and for the quarter ended March 31, 2009, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended
	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Summary of Operations:
Total interest income	$8,252	$8,348	$8,678	$8,827	$9,382

Total interest expense	3,673	3,991	4,043	4,299	5,040

Net interest income	4,579	4,357	4,635	4,528	4,342

Provision for loan losses	685	2,142	895	374	873

Net interest income after provision	3,894	2,215	3,740	4,154	3,469

Noninterest income	650	690	620	610	487

Noninterest expense	3,885	4,058	4,108	4,153	4,098

Income before income taxes	659	(1,153)	252	611	(142)

Provision for income taxes	251	(487)	93	207	(52)

Net income	$408	$(666)	$159	$404	$(90)

Share and Per Share Data:

Earnings per share—basic	$0.06	$(0.10)	$0.02	$0.06	$(0.01)

Earnings per share—diluted	0.06	(0.10)	0.02	0.06	(0.01)

Book value per share	9.23	9.17	9.03	8.97	9.09

Tangible book value per share	7.82	7.76	7.61	7.54	7.65

Ending shares outstanding	6,831,149	6,831,149	6,827,649	6,822,659	6,799,183
Weighted average shares outstanding:

Basic	6,831,149	6,829,731	6,826,481	6,816,966	6,764,291

Diluted	6,835,476	6,829,731	6,879,919	6,860,016	6,764,291

Selected Performance Ratios:
Return on average assets	0.27%	-0.43%	0.11%	0.27%	-0.06%
Return on average equity	2.61%	-4.27%	1.02%	2.60%	-0.58%
Net interest margin	3.26%	3.07%	3.34%	3.29%	3.15%
Efficiency ratio (1)	74.30%	80.40%	78.17%	80.83%	84.86%

Period End Balance Sheet Data:
Loans, net of unearned income	$469,794	$460,626	$457,784	$452,045	$446,699

Total Earning Assets	584,030	560,534	547,965	550,984	558,092

Goodwill and other intangible assets	9,642	9,680	9,719	9,757	9,796

Total Assets	628,748	605,767	596,457	598,831	603,402

Deposits	523,537	505,119	501,823	505,400	508,891

Short term debt	27,408	23,175	17,896	17,441	17,990

Long term debt	12,372	12,372	12,372	12,372	12,372

Shareholders’ equity	63,059	62,659	61,653	61,201	61,822

Selected Average Balances:
Gross Loans	$468,062	$458,100	$456,120	$449,254	$442,636

Total Earning Assets	570,221	562,415	551,353	552,581	552,797

Goodwill and other intangible assets	9,660	9,699	9,738	9,776	9,814

Total Assets	616,026	607,685	595,049	597,193	599,692

Deposits	513,079	508,911	500,914	502,742	504,170

Short term debt	24,458	21,659	17,077	17,243	18,464

Long term debt	12,372	12,372	12,372	12,372	12,372

Shareholders’ equity	63,421	61,868	62,017	62,275	62,271

Asset Quality Ratios:
Nonperforming loans	$7,739	$8,536	$9,144	$8,443	$9,396

Other real estate owned	2,333	2,799	677	439	731

Allowance for loan losses	7,792	8,860	7,140	6,483	9,142
Nonperforming loans (2) to period-end loans	1.65%	1.85%	2.00%	1.87%	2.10%
Allowance for loan losses to period-end loans	1.66%	1.92%	1.56%	1.43%	2.05%
Net loan charge-offs to average loans	1.52%	0.39%	0.21%	2.71%	0.04%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Nonperforming loans consist of non-accrual loans and restructured loans.